Exhibit 99.1

genetic-AF clinical trial for prevention of atrial fibrillation enrolls 50th patient

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Enrollment for Phase 2B Interim Analysis of Efficacy Data Expected by Year-End 2016

Westminster, CO, January 12, 2016 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today provided an update on GENETIC-AF, the Company’s Phase 2B/3 clinical trial evaluating GencaroTM (bucindolol hydrochloride) as a potential genetically-targeted treatment for the prevention of atrial fibrillation.

Fifty (50) patients have been enrolled in the GENETIC-AF trial. By the end of 2016, the Company anticipates enrollment of a sufficient number of patients for the Data Safety Monitoring Board (DSMB) interim analysis of Phase 2B efficacy data.  Allowing for patients to complete their 24-week treatment period, the outcome of the DSMB interim analysis is expected in the first half of 2017.

“We are pleased with the clinical investigator support for the GENETIC-AF trial,” commented Dr. Michael Bristow, ARCA’s President and CEO. “Under the revised trial protocol, which broadened the target patient population, patient enrollment in the trial has increased steadily over the past several months.  We expect the DSMB interim analysis of Phase 2B efficacy data, and the potential DSMB recommendation to convert the trial to a pivotal Phase 3 trial, to occur in the first half of 2017.”

There are currently 60 clinical trial sites in the United States and Canada, with 5 additional sites in start-up.

GENETIC-AF Trial Phase 2B Projected Timeline

✓	Revised protocol distributed to participating clinical trial sitesMarch 2015
✓	GENETIC-AF Trial Investigators meeting and trainingMay
✓	First trial sites operating under revised protocolMay
✓	Approximately 65 clinical trial sites in U.S. & CanadaQ4
✓	First 50 patients enrolled in trialJanuary 2016
-	Sufficient enrollment for Phase 2B DSMB Interim Efficacy AnalysisYE 2016
-	DSMB Interim Analysis Decision1H 2017

The Company’s forecast of the time periods to achieve these milestones is a forward-looking statement and involves risks and uncertainties, and actual results are likely to vary as a result of a number of factors, including the factors discussed in “Risk Factors” in the Company’s periodic SEC filings.

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL (metoprolol succinate) for the treatment of atrial fibrillation (AF) in patients with heart failure and left ventricular systolic dysfunction (HFREF patients).  The primary endpoint of GENETIC-AF is time to symptomatic AF/atrial flutter (AFL).  ARCA is enrolling only HFREF patients with the genetic variant of the cardiac beta-1 adrenergic receptor, which the Company believes responds most favorably to Gencaro, the 389 arginine homozygous genotype (ADRB1 Arg389Arg).  GENETIC-AF has an adaptive design, under which the Company initiated the trial as a Phase 2B trial.  The GENETIC-AF Data Safety Monitoring Board (DSMB) will analyze certain data from the Phase 2B portion of the trial and recommend, based on a comparison to the pre-trial statistical assumptions, whether the trial should proceed to Phase 3.  The Company expects GENETIC-AF will enroll a combined 620 patients over the Phase 2B and Phase 3 portions of the trial.

Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden.  The estimated number of individuals with AF globally in 2010 was 33.5 million. According to the 2015 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the United States in 2010 ranged from 2.7 million to 6.1 million people.  Hospitalization rates for AF increased by 23% among U.S. adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases.  The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation.  ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2014, and subsequent filings.  The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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